Harley-Davidson Announces Fourth Quarter, Full-Year 2017 Results

Announces Progress in Building Riders

Initiates Manufacturing Optimization

Expands Product Development Through Increased Investment in Electric Motorcycle Technology

MILWAUKEE, Jan. 30, 2018 - Harley-Davidson, Inc. (NYSE:HOG) fourth quarter 2017 diluted EPS decreased to $0.05 from $0.27 in the fourth quarter of 2016. Fourth quarter 2017 net income was $8.3 million on consolidated revenue of $1.23 billion versus net income of $47.2 million on consolidated revenue of $1.11 billion in the fourth quarter of 2016. Fourth quarter 2017 revenue was up on higher shipments. Net income and EPS were adversely impacted by a $53.1 million income tax charge related to the enactment of the 2017 Tax Cuts and Jobs Act and a $29.4 million pre-tax charge for a voluntary product recall.

Full-year 2017 diluted EPS decreased to $3.02 from $3.83 in 2016. Full-year net income was $521.8 million on consolidated revenue of $5.65 billion versus net income of $692.2 million on consolidated revenue of $6.00 billion a year ago.

Harley-Davidson worldwide retail motorcycle sales were down 6.7 percent in 2017 compared to 2016. U.S. retail sales decreased 8.5 percent and international retail sales were down 3.9 percent.

“Our actions to address the current environment through disciplined supply and cost management position us well as we drive to achieve our long-term objectives to build the next generation of Harley-Davidson riders globally,” said Matt Levatich, president and chief executive officer, Harley-Davidson, Inc. “We finished 2017 with over 32,000 more Harley-Davidson riders in the U.S. than one year ago, and we delivered another year of strong cash generation and cash returns to our shareholders.”

Objective to Build Riders Globally
As the company executed against its long-term objective to build the next generation of Harley-Davidson riders globally, 57 new international dealer points were added in 2017, and U.S. dealers trained more than 62,000 riders through the Harley-Davidson Riding Academy. The company also maintained its number one 601+cc motorcycle market share position in countries including the U.S., Canada, Japan, Australia and India for 2017.

The company also launched its model year 2018 lineup of motorcycles, featuring the all-new, highly-acclaimed Softail® motorcycles featuring the powerful Milwaukee-Eight® engine. Harley-Davidson remains fully committed to investing in product development to inspire new riders through redefining its product in traditional spaces and expanding into new spaces. The company is on target to launch its first electric motorcycle within 18 months. Today, the company announces it will invest more aggressively to lead in the application of electric motorcycle technology to inspire ridership among a new audience.

“The EV motorcycle market is in its infancy today, but we believe premium Harley-Davidson electric motorcycles will help drive excitement and participation in the sport globally,” stated Levatich. “As we expand our EV capabilities and commitment, we get even more excited about the role electric motorcycles will play in growing our business.”

Manufacturing Optimization

Harley-Davidson plans to further improve its manufacturing operations and cost structure by commencing a multi-year manufacturing optimization initiative anchored by the consolidation of its motorcycle assembly plant in Kansas City, Mo. into its plant in York, Pa. The company expects to incur restructuring and other consolidation costs of $170 to $200 million and capital investment of approximately $75 million over the next two years and expects ongoing annual cash savings of $65 to $75 million after 2020.

“The decision to consolidate our final assembly plants was made after very careful consideration of our manufacturing footprint and the appropriate capacity given the current business environment. Our Kansas City assembly operations will leave a legacy of safety, quality, collaboration and manufacturing leadership,” stated Levatich.

Harley-Davidson Retail Motorcycle Sales

	4th Quarter			Full-Year
	2017	2016	% Change	2017	2016	% Change
U.S.	23,195	26,077	(11.1)	147,972	161,658	(8.5)
Canada	1,318	1,257	4.9	10,081	10,203	(1.2)
Latin America	2,449	2,637	(7.1)	9,452	9,701	(2.6)
EMEA	7,460	7,891	(5.5)	44,935	45,838	(2.0)
Asia Pacific	7,720	8,748	(11.8)	30,348	32,889	(7.7)
International Total	18,947	20,533	(7.7)	94,816	98,631	(3.9)
Worldwide Total	42,142	46,610	(9.6)	242,788	260,289	(6.7)

In the fourth quarter, Harley-Davidson worldwide retail motorcycle sales declined 9.6 percent versus the prior year. Harley-Davidson U.S. retail motorcycle sales were down 11.1 percent and the overall industry was down 6.5 percent compared to the year-ago quarter. Harley-Davidson U.S. market share was 50.8 percent in the 601+cc segment in the fourth quarter.

Motorcycles and Related Products Segment Results

$ in thousands	4th Quarter			Full-Year
	2017	2016	% Change	2017	2016	% Change
Motorcycle Shipments (vehicles)	47,198	42,414	11.3	241,498	262,221	(7.9)
Revenue
Motorcycles	$801,726	$685,047	17.0	$3,825,206	$4,122,113	(7.2)
Parts & Accessories	$168,131	$169,445	(0.8)	$804,363	$842,637	(4.5)
General Merchandise	$71,236	$72,919	(2.3)	$262,776	$284,583	(7.7)
Gross Margin Percent	30.9%	30.7%	0.2 pts.	33.6%	35.1%	(1.5) pts.
Operating Income	$37,821	$9,271	307.9	$615,958	$773,406	(20.4)
Operating Margin Percent	3.6%	1.0%	2.6 pts.	12.5%	14.7%	(2.2) pts.

Fourth quarter revenue from motorcycles and related products was up versus the prior year behind higher motorcycle shipments. Operating margin as a percent of revenue increased in the quarter compared to the same period in 2016.

Financial Services Segment Results

$ in thousands	4th Quarter			Full-Year
	2017	2016	% Change	2017	2016	% Change
Revenue	$181,883	$177,577	2.4	$732,197	$725,082	1.0
Operating Income	$63,674	$60,139	5.9	$275,305	$275,530	(0.1)

Financial services operating income increased 5.9 percent in the fourth quarter compared to the year ago period.

Income Tax Rate
For 2017, Harley-Davidson's effective tax rate was 39.6 percent compared to 32.4 percent in the prior year. The increased tax rate was largely due to the impact of the write-down of deferred tax assets related to the 2017 Tax Cuts and Jobs Act.

The Company expects its 2018 full-year effective tax rate to be approximately 23.5 to 25.0 percent, down considerably behind the expected benefit of the new tax legislation.

Other Results
Cash and marketable securities were $687.5 million at the end of 2017, compared to $765.5 million at the end of 2016. Harley-Davidson generated $1.01 billion of cash from operating activities in 2017 compared to $1.17 billion in 2016. On a discretionary basis, Harley-Davidson repurchased 8.7 million shares of its common stock at a cost of $456.1 million during 2017. During the fourth quarter of 2017, 169.2 million weighted-average diluted common shares were outstanding. At the end of 2017, 10.6 million shares remained on a board-approved share repurchase authorization.

2018 Outlook
For 2018, Harley-Davidson anticipates full-year motorcycle shipments to be approximately 231,000 to 236,000 motorcycles. In the first quarter of 2018, Harley-Davidson expects to ship approximately 60,000 to 65,000 motorcycles.

Harley-Davidson expects full-year 2018 operating margin as a percent of revenue to be approximately 9.5 to 10.5 percent including manufacturing optimization costs of $120 to $140 million.

The company anticipates 2018 capital expenditures of $250 million to $270 million which includes approximately $50 million to support manufacturing optimization.

Company Background
Harley-Davidson, Inc. is the parent company of Harley-Davidson Motor Company and Harley-Davidson Financial Services. Since 1903, Harley-Davidson Motor Company has fulfilled dreams of personal freedom with custom, cruiser and touring motorcycles, riding experiences and events and a complete line of Harley-Davidson motorcycle parts, accessories, general merchandise, riding gear and apparel. Harley-Davidson Financial Services provides wholesale and retail financing, insurance, extended service and other protection plans and credit card programs to Harley-Davidson dealers and riders in the U.S., Canada and other select international markets. For more information, visit Harley-Davidson's Web site at www.harley-davidson.com.

Conference Call and Webcast Presentation
Harley-Davidson will discuss fourth quarter and full-year 2017 results on a webcast at 8:00 a.m. CT today. The webcast login and supporting slides can be accessed at http://investor.harley-davidson.com/news-and-events/events-and-presentations. The audio will be posted by approximately 10:00 a.m. CT.

Forward-Looking Statements
The company intends that certain matters discussed in this release are "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the company "believes," "anticipates," "expects," "plans," or "estimates" or words of similar meaning. Similarly, statements that describe future plans, objectives, outlooks, targets, guidance or goals are also forward-

looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially, unfavorably or favorably, from those anticipated as of the date of this release. Certain of such risks and uncertainties are described below. Shareholders, potential investors, and other readers are urged to consider these factors in evaluating the forward-looking statements and cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this release are only made as of the date of this release, and the company disclaims any obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

The company's ability to meet the targets and expectations noted depends upon, among other factors, the company's ability to (i) execute its business strategy, (ii) execute its strategy of growing ridership, globally, (iii) effectively execute its manufacturing optimization initiative within expected costs and timing, (iv) develop and introduce products, services and experiences that are successful in the marketplace, (v) manage the impact that prices for and supply of used motorcycles may have on its business, including on retail sales of new motorcycles, (vi) balance production volumes for its new motorcycles with consumer demand, including in circumstances where competitors may be supplying new motorcycles to the market in excess of demand at reduced prices, (vii) manage through changes in general economic and business conditions, including changing capital, credit and retail markets, and the changing political environment, (viii) manage risks that arise through expanding international manufacturing, operations and sales, (ix) successfully execute the company’s manufacturing strategy, including its flexible production strategy, (x) prevent and detect any issues with its motorcycles or any associated manufacturing processes to avoid delays in new model launches, recall campaigns, regulatory agency investigations, increased warranty costs or litigation and adverse effects on its reputation and brand strength, and carry out any product programs or recalls within expected costs and timing, (xi) continue to manage the relationships and agreements that the company has with its labor unions to help drive long-term competitiveness, (xii) accurately estimate and adjust to fluctuations in foreign currency exchange rates, interest rates and commodity prices, (xiii) manage the credit quality, the loan servicing and collection activities, and the recovery rates of HDFS' loan portfolio, (xiv) retain and attract talented employees, (xv) prevent a cybersecurity breach involving consumer, employee, dealer, supplier, or company data and respond to evolving regulatory requirements regarding data security, (xvi) continue to develop the capabilities of its distributors and dealers and manage the risks that its independent dealers may have difficulty obtaining capital and managing through changing economic conditions and consumer demand, (xvii) adjust to tax reform, healthcare inflation and reform and pension reform, and successfully estimate the impact of any such reform on the company’s business, (xviii) manage through the effects inconsistent and unpredictable weather patterns may have on retail sales of motorcycles, (xix) manage supply chain issues, including quality issues and any unexpected interruptions or price increases caused by raw material shortages or natural disasters, (xx) implement and manage enterprise-wide information technology systems, including systems at its manufacturing facilities, (xxi) manage changes and prepare for requirements in legislative and regulatory environments for its products, services and operations, (xxii) manage its exposure to product liability claims and commercial or contractual disputes, and (xxiii) successfully access the capital and/or credit markets on terms (including interest rates) that are acceptable to the company and within its expectations.

In addition, the company could experience delays or disruptions in its operations as a result of work stoppages, strikes, natural causes, terrorism or other factors. Other factors are described in risk factors that the company has disclosed in documents previously filed with the Securities and Exchange Commission.

The company's ability to sell its motorcycles and related products and services and to meet its financial expectations also depends on the ability of the company's independent dealers to sell its motorcycles and related products and services to retail customers. The company depends on the capability and financial capacity of its independent dealers and distributors to develop and implement effective retail sales plans to create demand for the motorcycles and related products and services they purchase from the company. In addition, the company's independent dealers and distributors may experience difficulties in operating their businesses and selling Harley-Davidson motorcycles and related products and services as a result of weather, economic conditions or other factors.

Contact: Media, Michael Pflughoeft, +1-414-343-7100; Financial, Amy Giuffre, +1-414-343-8002

Harley-Davidson, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

	(Unaudited)	(Unaudited)	(Unaudited)
	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
Motorcycles and Related Products revenue	$1,047,045	$933,023	$4,915,027	$5,271,376
Gross profit	323,261	286,809	1,653,344	1,851,666
Selling, administrative and engineering expense	285,440	277,538	1,037,386	1,078,260
Operating income from Motorcycles and Related Products	37,821	9,271	615,958	773,406

Financial Services revenue	181,883	177,577	732,197	725,082
Financial Services expense	118,209	117,438	456,892	449,552
Operating income from Financial Services	63,674	60,139	275,305	275,530

Operating income	101,495	69,410	891,263	1,048,936
Investment income	1,041	891	3,580	4,645
Interest expense	7,709	7,702	31,004	29,670
Income before provision for income taxes	94,827	62,599	863,839	1,023,911
Provision for income taxes	86,513	15,420	342,080	331,747
Net income	$8,314	$47,179	$521,759	$692,164

Earnings per common share:
Basic	$0.05	$0.27	$3.03	$3.85
Diluted	$0.05	$0.27	$3.02	$3.83

Weighted-average common shares:
Basic	168,271	176,616	171,995	179,676
Diluted	169,195	177,642	172,932	180,535

Cash dividends per common share	$0.365	$0.350	$1.460	$1.400

Harley-Davidson, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	December 31, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$687,521	$759,984
Marketable securities	—	5,519
Accounts receivable, net	329,986	285,106
Finance receivables, net	2,105,662	2,076,261
Inventories	538,202	499,917
Restricted cash	47,518	52,574
Other current assets	175,853	174,491
Total current assets	3,884,742	3,853,852
Finance receivables, net	4,859,424	4,759,197
Other long-term assets	1,228,506	1,277,191
	$9,972,672	$9,890,240
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$757,419	$721,970
Short-term debt	1,273,482	1,055,708
Current portion of long-term debt, net	1,127,269	1,084,884
Total current liabilities	3,158,170	2,862,562
Long-term debt, net	4,587,258	4,666,975
Pension and postretirement healthcare liabilities	173,359	257,709
Other long-term liabilities	209,608	182,836

Total shareholders’ equity	1,844,277	1,920,158
	$9,972,672	$9,890,240

Harley-Davidson, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)

	(Unaudited)
	Twelve months ended
	December 31, 2017	December 31, 2016
Net cash provided by operating activities	$1,005,061	$1,174,339

Cash flows from investing activities:
Capital expenditures	(206,294)	(256,263)
Finance receivables, net	(363,637)	(489,464)
Proceeds from sale of finance receivables	—	312,571
Net change in marketable securities	6,916	40,014
Other	547	411
Net cash used by investing activities	(562,468)	(392,731)

Cash flows from financing activities:
Proceeds from issuance of medium-term notes	893,668	1,193,396
Repayments of medium-term notes	(800,000)	(451,336)
Repayments of securitization debt	(444,671)	(665,400)
Net increase (decrease) in credit facilities and unsecured commercial paper	212,809	(145,812)
Borrowings of asset-backed commercial paper	469,932	62,396
Repayments of asset-backed commercial paper	(176,227)	(71,500)
Net change in restricted cash	8,458	43,495
Dividends paid	(251,862)	(252,321)
Purchase of common stock for treasury	(465,263)	(465,341)
Excess tax benefits from share-based payments	—	2,251
Issuance of common stock under employee stock option plans	11,353	15,782
Net cash used by financing activities	(541,803)	(734,390)

Effect of exchange rate changes on cash and cash equivalents	26,747	(9,443)

Net (decrease) increase in cash and cash equivalents	$(72,463)	$37,775

Cash and cash equivalents:
Cash and cash equivalents - beginning of period	759,984	722,209
Net (decrease) increase in cash and cash equivalents	(72,463)	37,775
Cash and cash equivalents - end of period	$687,521	$759,984

Motorcycles and Related Products Revenue and
Motorcycle Shipment Data
(Unaudited)

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
MOTORCYCLES AND RELATED PRODUCTS REVENUE (in thousands)
Motorcycles	$801,726	$685,047	$3,825,206	$4,122,113
Parts & Accessories	168,131	169,445	804,363	842,637
General Merchandise	71,236	72,919	262,776	284,583
Other	5,952	5,612	22,682	22,043
	$1,047,045	$933,023	$4,915,027	$5,271,376
MOTORCYCLE SHIPMENTS:
United States	26,475	20,131	144,893	161,839
International	20,723	22,283	96,605	100,382
Total	47,198	42,414	241,498	262,221
MOTORCYCLE PRODUCT MIX:
Touring	19,353	17,943	99,745	107,410
Cruiser	19,651	14,852	87,344	93,422
Sportster® / Street	8,194	9,619	54,409	61,389
Total	47,198	42,414	241,498	262,221

Worldwide Retail Sales of Harley-Davidson Motorcycles(1)

	Three months ended		Twelve months ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016

United States	23,195	26,077	147,972	161,658

Europe(2)	6,462	6,734	39,773	39,942
EMEA - Other	998	1,157	5,162	5,896
Total EMEA	7,460	7,891	44,935	45,838

Japan	2,512	2,648	9,506	10,279
Asia Pacific - Other	5,208	6,100	20,842	22,610
Total Asia Pacific	7,720	8,748	30,348	32,889

Latin America	2,449	2,637	9,452	9,701
Canada	1,318	1,257	10,081	10,203
Total International Retail Sales	18,947	20,533	94,816	98,631
Total Worldwide Retail Sales	42,142	46,610	242,788	260,289
(1) Data source for retail sales figures shown above is new sales warranty and registration information provided by Harley-Davidson dealers and compiled by the Company. The Company must rely on information that its dealers supply concerning new retail sales, and the Company does not regularly verify the information that its dealers supply. This information is subject to revision.

(2) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom.
Motorcycle Registration Data(1)

	Twelve months ended
	December 31, 2017	December 31, 2016
United States(2)	288,802	311,710
Europe(3)	390,619	391,936

(1) Data includes on-road 601+cc models. On-road 601+cc models include dual purpose models, three-wheeled motorcycles and autocycles.

(2) United States data is derived from information provided by Motorcycle Industry Council (MIC). This third-party data is subject to revision and update.

(3) Europe data includes Austria, Belgium, Denmark, Finland, France, Germany, Greece, Italy, Luxembourg, Netherlands, Norway, Portugal, Spain, Sweden, Switzerland, and the United Kingdom. Industry retail motorcycle registration data includes 601+cc models derived from information provided by Association des Constructeurs Europeens de Motocycles (ACEM), an independent agency. This third-party data is subject to revision and update.